UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /         Preliminary Proxy Statement
/ /         Confidential, for Use of the Commission Only (as permitted by Rule
            14a-6(e)(2))
/X/         Definitive Proxy Statement
/ /         Definitive Additional Materials
/ /         Soliciting Material Pursuant toss. 240.14a-12

                                    XOMA Ltd.
                (Name of Registrant as Specified In Its Charter)

                      -------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/   No fee required.
/ /   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set for the amount on which the filing fee is calculated and state how it was determined):

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid:

/ /  Fee paid previously with preliminary materials.
/ /  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1) Amount Previously Paid:
          2) Form, Schedule of Registration Statement No.:
          3) Filing Party:
          4) Date Filed:

                                   (XOMA LOGO)

                                    XOMA LTD.
                               2910 Seventh Street
                           Berkeley, California 94710
                                 (510) 644-1170




                                 April 24, 2002




To Our Shareholders:

     You are cordially invited to attend the annual general meeting of shareholders of XOMA Ltd. on May 29, 2002 at 9:00 a.m. local time, which will be held at The Park Hyatt San Francisco, 333 Battery Street, San Francisco, California.

     Details of business to be conducted at the annual general meeting are provided in the enclosed Notice of Annual General Meeting of Shareholders and Proxy Statement. Also enclosed for your information is a copy of our Annual Report to Shareholders for 2001. Some of our shareholders will be accessing these materials and appointing a proxy to vote through the Internet and may not be receiving a paper proxy card by mail.

     We hope that you will attend the annual general meeting. In any event, please promptly sign, date and return the enclosed proxy in the accompanying reply envelope or appoint a proxy to vote by telephone or through the Internet.

                                            Sincerely yours,



                                            John L. Castello
                                            Chairman of the Board,
                                            President and
                                            Chief Executive Officer
Enclosures

                                    XOMA LTD.
                                 ---------------

                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
                     TO BE HELD AT 9:00 A.M. ON MAY 29, 2002
                                 ---------------


To the Shareholders of XOMA Ltd.:

     Notice is hereby given that the annual general meeting of shareholders of XOMA Ltd. (the "Company") will be held at The Park Hyatt San Francisco, 333 Battery Street, San Francisco, California, on May 29, 2002, at 9:00 a.m. local time, for the following purposes:

     1.   To elect directors;

     2. To appoint Ernst & Young LLP to act as the Company's independent auditors for the 2002 fiscal year and authorize the Board to agree to such auditors' fee;

     3. To receive the Company's audited financial statements for the 2001 fiscal year;

     4. To approve an amendment to the Company's 1998 Employee Share Purchase Plan to increase the number of shares issuable over the term of the plan by 1,000,000 shares to 1,500,000 shares in the aggregate; and

     5. To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on April 10, 2002, as the record date for the determination of shareholders entitled to notice of, and to vote at, this meeting and at any adjournment or postponement thereof.

                                    By Order of the Board of Directors



                                    Christopher J. Margolin
                                    Secretary
April 24, 2002
Berkeley, California

                             YOUR VOTE IS IMPORTANT

--------------------------------------------------------------------------------

     You are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, please promptly mark, sign and date the enclosed proxy and mail it in the accompanying postage pre-paid envelope or vote by telephone or through the Internet.

--------------------------------------------------------------------------------

                                    XOMA LTD.
                                  ------------

                                 PROXY STATEMENT

                                  ------------



TO THE SHAREHOLDERS:

     The enclosed proxy is solicited on behalf of the Board of Directors of XOMA Ltd., a company organized under the laws of Bermuda ("XOMA" or the "Company"), for use at the annual general meeting of shareholders to be held at The Park Hyatt San Francisco, 333 Battery Street, San Francisco, California, on May 29, 2002, at 9:00 a.m. local time, or any adjournment or postponement thereof, at which shareholders of record holding Common Shares on April 10, 2002, will be entitled to vote. On April 10, 2002, the Company had issued and outstanding 70,297,094 common shares, par value US$.0005 per share ("Common Shares"). Holders of Common Shares are entitled to one vote for each share held.

     All registered shareholders can vote by paper proxy or by telephone by following the instructions included with their proxy card. Shareholders whose Common Shares are registered in the name of a bank or brokerage firm should follow the instructions provided by their bank or brokerage firm on voting their Common Shares. Shareholders whose Common Shares are registered in the name of a bank or brokerage firm participating in the ADP Investor Communication Services online program may appoint a proxy to vote electronically through the Internet. Instruction forms will be provided to shareholders whose bank or brokerage firm is participating in ADP's program. Signing and returning the proxy card or submitting the proxy by telephone or through the Internet does not affect the right to vote in person at the annual general meeting.

     In the case of registered shareholders, a proxy may be revoked at any time prior to its exercise by (a) giving written notice of such revocation to the Secretary of the Company at the Company's principal office, 2910 Seventh Street, Berkeley, California 94710, (b) appearing and voting in person at the annual general meeting, (c) properly completing and executing a later-dated proxy and delivering it to the Company at or before the annual general meeting or (d) retransmitting a subsequent proxy by telephone before the annual general meeting. Presence without voting at the annual general meeting will not automatically revoke a proxy, and any revocation during the meeting will not affect votes previously taken. Shareholders whose Common Shares are registered in the name of a bank or brokerage firm should follow the instructions provided by their bank or brokerage firm on revoking their previously appointed proxies. Abstentions and broker non-votes are each included in the number of Common Shares present and voting for purposes of establishing a quorum but are not counted in tabulations of the votes cast on proposals presented to shareholders.

     The Company will bear the entire cost of solicitation, including preparation, assembly, printing, and mailing of this proxy statement, the proxy card, and any additional material furnished to shareholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding in their names Common Shares that are beneficially owned by others to forward to such beneficial owners. The solicitation of proxies may be supplemented by one or more of telephone, telegram, or personal solicitation by directors, officers, or employees of the Company for no additional compensation. We have also engaged Georgeson Shareholder Communications Inc. to assist in such solicitation at an estimated fee of $7,500 plus disbursements. Shareholders appointing a proxy to vote through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

     The Company intends to mail this proxy statement and make it available on the Internet on or about April 24, 2002.

                                 SHARE OWNERSHIP

     The following table sets forth as of April 10, 2002, certain information regarding all shareholders known by the Company to be the beneficial owners of more than 5% of the Company's outstanding Common Shares and regarding each director, each executive officer and all directors and current executive officers as a group, together with the approximate percentages of outstanding Common Shares owned by each of them. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the Common Shares beneficially owned, subject to community property laws where applicable.


                                                                    Number of                   Percentage of
                                                                  Common Shares                 Common Shares
                Name of Beneficial Owner                       Beneficially Owned             Beneficially Owned

James G. Andress(1)...................................                 41,000                         *
William K. Bowes, Jr.(2)..............................                 65,069                         *
John L. Castello(3)...................................                918,717                        1.3
Peter B. Davis(4).....................................                257,683                         *
Clarence L. Dellio(5).................................                274,658                         *
Arthur Kornberg, M.D.(6)..............................                 55,000                         *
Christopher J. Margolin(7)............................                249,114                         *
Steven C. Mendell(8)..................................                 74,000                         *
Patrick J. Scannon, M.D., Ph.D.(9)....................                558,375                         *
W. Denman Van Ness(10)................................                 67,931                         *
All executive officers
  and directors as a
  group (10 persons)(11)..............................              2,561,547                        3.6

---------------------

*    Indicates less than 1%.

(1) Represents 41,000 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date.

(2) Includes 35,000 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date.

(3) Includes 828,750 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 9,776 Common Shares that have vested pursuant to the Company's Deferred Savings Plan.

(4) Includes 192,167 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 7,797 Common Shares that have vested pursuant to the Company's Deferred Savings Plan.

(5) Includes 189,719 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 10,459 Common Shares that have vested pursuant to the Company's Deferred Savings Plan.

(6) Includes 45,000 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date.

(7) Includes 213,833 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 9,995 Common Shares that have vested pursuant to the Company's Deferred Savings Plan.

(8) Includes 34,000 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 631 Common Shares that have vested pursuant to the Company's Deferred Savings Plan and are now held in a rollover IRA account.

(9) Includes 468,250 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 10,459 Common Shares that have vested pursuant to the Company's Deferred Savings Plan.

(10) Includes 32,481 Common Shares held by The Van Ness 1983 Revocable Trust, of which Mr. Van Ness is a trustee. Also includes 450 Common Shares held by various trusts of which Mr. Van Ness may be deemed the beneficial owner. Mr. Van Ness disclaims such beneficial ownership. Includes 35,000 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date.

(11) Includes 2,082,719 Common Shares issuable upon exercise of options exercisable as of 60 days after the record date. Does not include 49,117 Common Shares that have vested pursuant to the Company's Deferred Savings Plan.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the compensation of the named executive officers for the last three completed fiscal years of the Company:

                           SUMMARY COMPENSATION TABLE

                                                                                                 Long Term
                                                             Annual Compensation                Compensation


                                                                                                    Securities
                                                                                  Other Annual      Underlying    All Other
             Name and Principal Position              Salary            Bonus     Compensation        Options    Compensation
                                             Year     ($)              ($)(1)        ($)(2)             (#)         ($)(3)

John L. Castello
   (Chairman of the                          2001         $500,000       N/A          $2,696         75,000        $31,390
  Board, President and                       2000         $500,000       N/A          $5,284         50,000        $27,356
  Chief Executive Officer)                   1999         $500,000       N/A          $5,944         50,000        $29,039


Patrick J. Scannon, M.D.,
        Ph.D.                                2001         $340,000     $64,881            $0         25,000         $12,760
  (Senior Vice President and Chief           2000         $330,000     $63,712            $0         25,000         $16,187
    Scientific and                           1999         $320,000     $62,926            $0         30,000         $15,018
  Medical Officer)

Clarence L. Dellio                           2001         $273,000     $63,495       $10,500         40,000         $7,293
    (Senior Vice President,                  2000         $263,000     $53,188        $5,058         35,000         $6,343
   Operations)                               1999         $253,000     $49,598        $9,731         35,000         $6,687

Peter B. Davis
  (Vice President,                           2001         $250,000     $78,673            $0         25,000         $7,056
  Finance and Chief                          2000         $240,000     $64,645            $0         25,000         $6,216
  Financial Officer)                         1999         $230,000     $40,950            $0         45,000         $6,491

Christopher J. Margolin
  (Vice President,                           2001         $250,000     $54,349        $9,615         25,000         $7,056
  General Counsel and                        2000         $240,000     $49,159        $9,231         50,000         $6,216
  Secretary)                                 1999         $230,000     $49,816        $8,846         45,000         $6,491

----------------------

(1) Each amount in this column for 2001, 2000 and 1999 represents awards under the Company's Management Incentive Compensation Plan in the following amounts: Dr. Scannon - $16,277 and 986 Common Shares in 2001 (relating to performance in 2000); $16,080 in each of 2001 and 2000 and 1,221 Common Shares in 2000 (relating to performance in 1999); $16,246 in each of 2001, 2000 and 1999 and 2,849 Common Shares in 1999 (relating to performance in
     1998); $15,306 in each of 2000 and 1999 (relating to performance in 1997); $15,128 in 1999 (relating to performance in 1996); Mr. Dellio - $14,173 and 859 Common Shares in 2001 (relating to performance in 2000); $14,111 in 2000 and 1,072 Common Shares in each of 2001 and 2000 (relating to performance in 1999); $13,444 in each of 2001, 2000 and 1999 and 2,357
     Common Shares in 1999 (relating to performance in 1998); $11,522 in 1999 (relating to performance in 1997); $11,189 in 1999 (relating to performance in 1996); Mr. Davis - $13,053 and 742 Common Shares in 2001 (relating to performance in 2000); $12,443 in 2000 and 887 Common Shares in 2001 and 2000 (relating to performance in 1999); $11,849 in 1999 and 1,873 Common Shares in each of 2001, 2000 and 1999 (relating to performance in 1998); $10,763 in each of 2000 and 1999 (relating to performance in 1997); 959 Common Shares in 1999 (relating to performance in 1996); Mr. Margolin - $14,403 and 872 Common Shares in 2001 (relating to performance in 2000); $12,328 in each of 2001 and 2000 and 926 Common Shares in 2000 (relating to performance in 1999); $13,215 in each of 2001, 2000 and 1999 and 2,317
     Common Shares in 1999 (relating to performance in 1998); $11,288 in each of 2000 and 1999 (relating to performance in 1997); $12,098 in 1999 (relating to performance in 1996).

(2) Mr. Castello's amounts in this column for 2001, 2000 and 1999 include financial services provided to Mr. Castello in the amount of $1,582, $2,989 and $3,666, respectively. The balance of Mr. Castello's amount in this column for 2000 represents taxes paid by XOMA on Mr. Castello's behalf. All of Mr. Dellio's and Mr. Margolin's amounts in this column for 2001 and 2000 and the balance of Mr. Castello's and all of Mr. Dellio's and Mr. Margolin's amounts in this column for 1999 represent cash payments in lieu of earned vacation.

(3) Amounts in this column for 2001, 2000 and 1999 include the Company's Common Shares contributed to accounts under the Company's Deferred Savings Plan, valued at fiscal year-end formula prices of $9.07, $9.6781 and $2.975, respectively, per share, in the following amounts: Mr. Castello - 552 Common Shares for 2001, 517 Common Shares for 2000 and 1,681 Common Shares for 1999; Dr. Scannon, Mr. Dellio, Mr. Davis and Mr. Margolin - 579 Common Shares each for 2001, 542 Common Shares each for 2000 and 1,681 Common Shares each for 1999. Amounts for 2001, 2000 and 1999 also include group term life insurance premiums in the following amounts: Mr. Castello -- $8,382 for 2001, $4,356 for 2000 and $6,039 for 1999; Dr. Scannon -- $1,518 for 2001, $1,518 for 2000 and $2,343
     for 1999; Mr. Dellio -- $2,043 for 2001, $1,093 for 2000 and $1,687 for
     1999; Mr. Davis and Mr. Margolin -- $1,806 for 2001, $966 for 2000 and $1,491 for 1999. Mr. Castello's amounts in this column include life insurance premiums paid in the amount of $18,000 for each of 2001, 2000 and 1999. Dr. Scannon's amounts for 2001, 2000, 1999 include $5,992, $9,419 and
     $7,675 respectively, which represent the difference between (i) the amount of interest Dr. Scannon would have been required to pay in interest for each such year had the loan made to him by the Company pursuant to his employment agreement been made at the then-prevailing market rate and (ii) the amount of interest payable on the loan for each such year in accordance with its terms. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

     The following table contains information concerning the grant of options under the Company's option plans to the named executive officers as of the end of the last completed fiscal year of the Company. No share appreciation rights ("SARs") were granted during the last fiscal year and none were held at the end of the fiscal year.

                        OPTION GRANTS IN LAST FISCAL YEAR


                               Individual Grants


                                   Number of      % of Total                                  Potential Realized Value
                                  Securities        Options                                  of Assumed Annual Rates of
                                  Underlying        Granted    Exercise                     Share Price Appreciation
                                    Options      to Employees     or                            For Option Term (1)
                                    Granted        In Fiscal   Base Price   Expiration      0%         5%          10%
Name                                  (#)             Year      ($/Sh)        Date         ($)        ($)          ($)


John L. Castello.......                75,000         11.2%      $8.625      2/21/11       0       $406,816        $1,030,952
Patrick J. Scannon, M.D., Ph.D.
    .................                  25,000          3.7%      $8.625      2/21/11       0       $135,605          $343,651
Clarence L. Dellio.....                40,000          6.0%      $8.625      2/21/11       0       $216,969          $549,841
Peter B. Davis.........                25,000          3.7%      $8.625      2/21/11       0       $135,605          $343,651
Christopher J. Margolin                25,000          3.7%      $8.625      2/21/11       0       $135,605          $343,651

---------------------

(1) The amounts set forth in the three columns represent hypothetical gains that might be achieved by the optionees if the respective options are exercised at the end of their ten-year option terms. These gains are based on assumed rates of share price appreciation of 0%, 5% and 10% compounded annually from the dates the respective options were granted. The 0% appreciation column is included because the options were granted with exercise prices equal to the market price of the underlying Common Shares on the date of grant, and thus will have no value unless the Company's share price increases above the exercise prices as a result of actions by the executives that improve the Company's performance and/or other factors affecting such price.

     The following table sets forth information with respect to the named executive officers concerning the exercise of options during the last completed fiscal year of the Company and unexercised options held as of the end of the fiscal year. No SARs were exercised during the last fiscal year and none were held at the end of the fiscal year.

     AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES


                                     Shares
                                    Acquired                      Number of Securities               Value of Unexercised
                                       On           Value        Underlying Unexercised              In-the-Money Options at
                                    Exercise       Realized         Options at FY-End                   FY-End ($)(1)
                                                                ----------------------------   --------------------------------
Name                                  (#)            ($)        Exercisable    Unexercisable    Exercisable       Unexercisable
----                              ----------     ----------     -----------    -------------    -----------       -------------

John L. Castello.......                   --             --      805,499         129,501         $5,207,255         $278,746
Patrick J. Scannon, M.D.,
    Ph.D...........                   10,000        $57,775      458,501          56,499         $2,969,706         $140,231
Clarence L. Dellio.....                   --             --      177,469          77,333           $843,625         $197,152
Peter B. Davis.........                5,000        $31,250      181,167          63,833           $917,878         $165,998
Christopher J. Margolin                   --             --      200,750          79,250         $1,043,923         $235,953

-------------------------

(1) The amounts listed in the two columns are based on the closing price per share of $9.85 on December 31, 2001, as reported on The Nasdaq Stock Market, less the applicable option exercise prices.

Employment Contracts and Termination of
Employment and Change-in-Control Arrangements

     The Company has entered into an employment agreement with Mr. Castello, dated as of April 29, 1992, that provides for his employment as President and Chief Executive Officer at a salary of $500,000 per year. Under this agreement, Mr. Castello also receives all standard Company employee benefits and supplemental life insurance for the amount that an annual premium of $18,000 provides. The agreement also provides for a grant of options for 500,000 Common Shares under the Company's 1981 Share Option Plan (the "Option Plan"), which was made in 1992.

     Mr. Castello's employment may be terminated, with or without cause, at the will of either party. If terminated by the Company for any reason other than due cause or by Mr. Castello for good reason, Mr. Castello must be paid his then current base salary and benefits for one year. If terminated for due cause, he is entitled to no further compensation. Good reason includes, in the context of a change of control, the assignment to Mr. Castello of duties inconsistent with his prior duties; his removal from, or failure to re-elect him to, any position he held immediately prior to the change in control; any termination by the Company within three years of the change of control other than for due cause or upon disability or death; a good faith determination by Mr. Castello that changes in circumstances resulting from the change in control leave him substantially unable to perform his duties, after notice; the failure of the Company's successor or the transferee of its assets or business to assume its obligations under the agreement; or, a significant relocation of the Company's executive offices. Good reason also includes any reduction in base pay or benefits or any breach of the agreement by the Company.

     The Company has entered into an employment agreement with Dr. Scannon, dated as of March 26, 2002, that provides for his employment as Chief Scientific and Medical Officer at a salary of $340,000 per year. Under this agreement, Dr. Scannon is entitled to participate in any benefit plan for which key executives of the Company are eligible, including the Management Incentive Compensation Plan established effective July 1, 1993 (as amended, the "Incentive Plan"). The agreement also extends for one year a loan to Dr. Scannon in the amount of $117,606.17, bearing interest at 6% per annum and secured by a pledge of certain of the Company's Common Shares. The loan was originally made to Dr. Scannon in 1993, has been extended for nine additional years, and $302,074.56 in principal and inter-est payments have been received by the Company to date. The loan will become payable on demand in the event of any early termination of Dr. Scannon's employment. Upon termination of his employment for any reason other than cause, or upon resignation, Dr. Scannon must be paid his then current base salary and benefits for one year.

     The Company has entered into an employment agreement with Mr. Davis dated as of April 1, 1994 that provides for his employment as Chief Financial Officer at an initial salary of $200,000 per year. Under this agreement, Mr. Davis received a one-time transition allowance in the amount of $35,000 and is entitled to participate in any benefit plan for which executives of the Company are eligible. In addition, the agreement provides for an initial grant of options for 60,000 Common Shares under the Option Plan, which was made in 1994, as well as participation in the Incentive Plan. Mr. Davis' employment agreement provides no additional compensation in the event of a change of control but provides a minimum severance amount equal to six months of base salary at the time of termination.

Compensation Committee Report on Executive Compensation

     The Company's compensation program for officers (including the named executive officers) is administered by the Compensation Committee of the Board of Directors (the "Committee"), which is composed of two non-employee directors. Following review and approval by the Committee, all issues pertaining to officer compensation are submitted to the full Board of Directors for approval. The primary objectives of the Company's compensation program are to enable the Company to attract, motivate and retain outstanding individuals and align their success with that of the Company's shareholders through the creation of shareholder value and achievement of strategic corporate objectives.

     The level of compensation paid to an officer is determined on the basis of the individual's overall experience, responsibility, performance and compensation level in his or her prior position (for newly hired officers), the individual's overall performance and compensation level at the Company during the prior year (for current employees), the compensation levels of similarly situated individuals in the pharmaceutical and biotechnology industries (including, but not limited to, the biotechnology companies included in the AMEX Biotechnology Index) and other labor markets in which the Company competes for employees, the performance of the Company's Common Shares during the prior fiscal year and such other factors as may be appropriately considered by the Board of Directors, by the Committee and by management in making its initial proposals to the Committee.

     Mr. Castello's compensation for 2001 was determined after considering the general factors described above and the terms of his existing employment contract. In 1992, the Committee approved, and recommended that the Board approve, the terms of Mr. Castello's employment contract, as more fully described under "Employment Contracts and Termination of Employment and Change-in-Control Arrangements," because it felt that the terms thereof were necessary in order to attract a candidate of Mr. Castello's experience and reputation in the pharmaceutical industry, which in turn was deemed necessary in order to enable the Company to advance toward its long-range goal of becoming a pharmaceutical company with commercially viable products. Mr. Castello has not received a salary increase since his employment contract was executed in 1992.

     The principal methods for long-term incentive compensation are the Option Plan and Restricted Share Plan (the "Restricted Plan"), and compensation thereunder principally takes the form of incentive and non-qualified option grants. These grants are designed to promote the convergence of long-term interests between the Company's key employees and its shareholders; specifically, the value of options granted will increase or decrease with the value of the Company's Common Shares. In this manner, key individuals are rewarded commensurately with increases in shareholder value. These grants also typically include a 5-year vesting period to encourage continued employment. The size of a particular option grant is determined based on the individual's position with and contribution to the Company. For grants during 2001, the number of options granted were determined based on the numbers of options granted to such individuals in the previous fiscal year, the aggregate number of options held by each such individual, the number of options granted to similarly situated individuals in the pharmaceutical and biotechnology industries, the price of the Company's Common Shares relative to other companies in such industries and the resulting relative value of such options; no specific measures of corporate performance were considered.

     Certain employees are also compensated through the Incentive Plan, in which management employees (other than the Chief Executive Officer), as well as certain additional discretionary participants chosen by the Chief Executive Officer, are eligible to participate. Under the Incentive Plan, at the beginning of each fiscal year, the Board of Directors (with ad-vice from the Committee) establishes a target incentive compensation pool, which is then adjusted at year-end to reflect the Company's performance in achieving its corporate objectives.

     After each fiscal year, the Board of Directors and the Committee make a determination as to the performance of the Company and Incentive Plan participants in meeting corporate objectives and individual objectives, which are determined from time to time by the Board of Directors in its sole discretion and which included for 2001: a target level of cash at year end; generation of current income; progress toward strategic alliances, potential partnerships or financing arrangements; and various objectives tied to development of the Company's product lines. Awards to Incentive Plan participants vary depending upon the level of achievement of corporate objectives, the size of the incentive compensation pool and the Incentive Plan participants' base salaries and performance during the fiscal year as well as their expected ongoing contribution to the Company. The Company must meet a minimum percentage of its corporate objectives (currently 70%) before any awards are made under the Incentive Plan.

     Awards under the Incentive Plan vest over a three-year period with 50% of each award payable during the first quarter of the following fiscal year, and 25% payable on each of the next two annual distribution dates, so long as the participant remains an employee of the Company. The 50% on the first distribution date is payable half in cash and half in Common Shares. The balance on the next two annual distribution dates is payable, at the election of the participant, all in cash, all in Common Shares or half in cash and half in Common Shares or, for elections not made in a timely manner, all in Common Shares. All share issuances under the Incentive Plan are made pursuant to the Restricted Plan.

     For 2001, the Committee and the Board of Directors determined that management had met a percentage of the corporate objectives summarized above in excess of the 70% minimum required by the Incentive Plan in order to make awards thereunder. For 2001, 34 individuals were determined to be eligible to participate in the Incentive Plan, including all of the executive officers named in the "Summary Compensation Table" above other than Mr. Castello.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits the deductible amount of annual compensation paid to certain individual executive officers (i.e., the chief executive officer and the four other most highly compensated executive officers of the Company) to no more than $1 million. However, qualifying performance-based compensation will be excluded from the $1 million cap on deductibility, and the Committee believes, based on information currently available, that the Company's options issued to its executive officers qualify for this exclusion. Considering the current structure of executive officer compensation and the availability of deferral opportunities, the Committee believes that the Company will not be denied any significant tax deduction for 2002. The Committee will continue to review tax consequences as well as other relevant considerations in connection with compensation decisions.

                                              William K. Bowes, Jr.
                                              W. Denman Van Ness

Performance Graph

     Comparison of Five Year Cumulative Total Return Among XOMA, Nasdaq Composite Index and AMEX Biotechnology Index


          As of                    XOMA                     Nasdaq                  AMEX Bio-
       December 31,                Ltd.                 Composite Index           technology Index
           1996                   100.00                    100.00                      100.00
           1997                   108.52                    121.64                      112.56
           1998                    62.20                    169.82                      128.30
           1999                    58.54                    315.21                      271.27
           2000                   190.24                    191.36                      439.58
           2001                   192.19                    151.08                      402.34


     The comparison assumes $100 invested on December 31, 1996 in the Company's Common Shares, the Nasdaq Composite Index, and the AMEX Biotechnology Index. Total return assumes reinvestment of dividends although the Company has never paid cash dividends. Returns for the Company are not necessarily indicative of future performance.

                         ITEM 1 - ELECTION OF DIRECTORS

     The Company's directors are elected annually to serve until the next annual general meeting of shareholders and until their successors are elected, or until their death, resignation or removal. The nominees for the Board of Directors are set forth below. Unless otherwise instructed, the proxy holders will vote all proxies received by them in the accompanying form for the nominees for directors listed below. In the event any nominee should become unavailable for election due to an unexpected occurrence, the proxies will be voted for any such substitute nominee as may be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any of the nominees listed below will be unable to serve. The seven candidates receiving the highest number of affirmative votes of the Common Shares entitled to vote at the annual general meeting will be elected as directors of the Company.

Nominees To Board Of Directors

                          Name                                                Title                Age

John L. Castello.............................      Chairman of the Board,                           65
                                                        President and
                                                        Chief Executive Officer
Patrick J. Scannon, M.D., Ph.D...............      Senior Vice President, Chief Scientific and      54
                                                        Medical Officer and Director
James G. Andress.............................      Director                                         63
Williams K. Bowes, Jr........................      Director                                         75
Arthur Kornberg, M.D.........................      Director                                         84
Steven C. Mendell............................      Director                                         60
W. Denman Van Ness...........................      Director                                         59


     Mr. Castello became Chairman of the Board, President and Chief Executive Officer in March 1993. From April 1992 to March 1993, Mr. Castello was President, Chief Executive Officer and a director. Mr. Castello was President and Chief Operating Officer of the Ares Serono Group from 1988 to 1991 and prior to that was President of the Serono Diagnostics Division from 1986 to 1988. Ares Serono is known in the United States for fertility drugs, and it is also the manufacturer of a bioengineered human growth hormone which is marketed primarily outside of the United States. Mr. Castello previously held senior management positions at Amersham International PLC and Abbott Laboratories. Mr. Castello is also a director of Cholestech Corporation, which is engaged in the business of developing products for the diagnostic measurement of cholesterol and other blood components, and of Zierer Visa Services, Inc., which is a provider of visa and passport services to U.S. international travelers.

     Dr. Scannon is one of the founders of the Company and has served as a director since its formation. Dr. Scannon became Chief Scientific and Medical Officer in March 1993. He served as President of the Company from its formation until April 1992 and as Vice Chairman, Scientific and Medical Affairs from April 1992 to March 1993. From 1998 until 2001, Dr. Scannon served as a director of NanoLogics, Inc., a software company. From 1979 until 1981, Dr. Scannon was a clinical research scientist at the Letterman Army Institute of Research in San Francisco. A Board-certified internist, Dr. Scannon holds a Ph.D. in organic chemistry from the University of California, Berkeley, and an M.D. from the Medical College of Georgia.

     Mr. Andress has been a director since November 1995 and is a former Chairman of the Pharmaceuticals Group, Beecham Group, plc and Chairman, Healthcare Products and Services of SmithKline Beecham, plc and the former President and Chief Operating Officer of Sterling Drug, Inc. From 1996 to 2000, he served as Chairman and CEO of Warner Chilcott, plc, a specialty pharmaceuticals company. From 1989 to 1995, he served as CEO and director of Information Resources, Inc., a decision support software and consumer packaged goods research company and currently serves as a director. He also serves as a director of Sepracor, Inc., a separations technology company, O.P.T.I.O.N. Care, Inc., a home health care company, and Allstate Insurance Company.

     Mr. Bowes has been a director since February 1986 and has been a General Partner of U.S. Venture Partners since 1981. Mr. Bowes is also a director of Amgen Inc., Applied Micro-Circuits Corporation, Lynx Therapeutics, Inc. and one private company.

     Dr. Kornberg has been a director since April 1991. He is a distinguished author and researcher who was chairman and founder of the Department of Biochemistry at the Stanford

University School of Medicine. Dr. Kornberg received the Nobel Prize in 1959 for his discovery of the enzymatic synthesis of DNA. His present research is on the genetics, biochemistry, physiology and clinical relevance of inorganic polyphosphate. He is the author of "DNA Replication," one of the basic textbooks of biochemistry. Dr. Kornberg was a founder and is a member of the Boards of Scientific Advisors of DNAX, now a wholly owned subsidiary of Schering-Plough Corporation, and Regeneron Pharmaceuticals, Inc., a biotechnology company focused on neurobiology, and is a member of the Board of Scientific Advisors of Maxygen, Inc., a biotechnology company focused on molecular evolution technology.

     Mr. Mendell has been a director of the Company since 1984. From April 1992 to March 1993, he was Chairman of the Board. Mr. Mendell was also Chief Executive Officer of the Company from 1986 until April 1992. From April 1993 to February 1998, Mr. Mendell was President and Chief Executive Officer of Selective Genetics, Inc. (formerly Prizm Pharmaceuticals, Inc.), a private company engaged in the development of gene therapy products for tissue regeneration and repair. From February 1998 to June 1999, he was Chairman and President of Selective Genetics, Inc. Mr. Mendell is currently President and Chief Executive Officer of LMA North America Inc. and LMA International N.V., a leading medical device company focused on the marketing and sale of products for airway management and anesthesia. From November 1997 to December 1998, Mr. Mendell served as President and Chief Executive Officer of Ciblex Corporation. Ciblex is a private company engaged in the development of small molecules to block the release of disease-causing proteins.

     Mr. Van Ness has been a director since October 1981. He is Chairman of Hidden Hill Advisors, a venture capital consulting firm. From April 1996 through October 1999, he was a Managing Director of CIBC Capital Partners, an international merchant banking organization. From 1986 through March 31, 1996, Mr. Van Ness was a General Partner of Olympic Venture Partners II and Rainier Venture Partners, venture capital funds, and from 1977 until 1985, he was a General Partner of the venture capital group at Hambrecht & Quist, the manager of several venture capital funds.

Executive Officers

     Mr. Castello and Dr. Scannon are executive officers of the Company. The remaining executive officers are listed below.

     Peter B. Davis is Vice President, Finance and Chief Financial Officer of the Company. Before joining the Company in 1994, he was Vice President Financial Operations for the Ares-Serono Group. Previously, he was Chief Financial Officer of Akzo America Inc., where he was instrumental in structuring and negotiating acquisitions and joint ventures. He has also held executive financial positions with Stauffer Chemical Company and PepsiCo, Inc.

     Clarence L. Dellio joined the Company in 1984 as Vice President with responsibility for finance, manufacturing, and administration. In 1990, he became Senior Vice President, Operations. Mr. Dellio was with Becton Dickinson & Company for 11 years prior to joining the Company, holding the positions of Vice President of Manufacturing, Director of Planning, and Division Controller of the BBL Microbiology Systems.

     Christopher J. Margolin is Vice President, General Counsel and Secretary of the Company. Prior to joining the Company in 1991, Mr. Margolin was a corporate attorney for Raychem Corporation, an international high technology company, for 11 years. From 1975 to 1980, he was a division counsel for TRW Inc. and from 1972 to 1975, he was an associate at the law firm of McCutchen, Black, Verleger and Shea in Los Angeles.



                                  BOARD MATTERS

Board Meetings and Committees

     During the fiscal year ended December 31, 2001, the Board of Directors held seven meetings. Each Board member attended at least 75% of the aggregate number of meetings of the Board and the committees of the Board on which he served that were held during the last fiscal year.

     The Board of Directors has standing audit, compensation and nominating committees. The nominating committee performs the functions of director evaluation and selection. The committee currently consists of Messrs. Bowes, Castello and Van Ness. The committee will not accept unsolicited director nominations by shareholders. The committee held two meetings during 2001.

     The audit committee is primarily responsible for approving the services performed by the Company's independent auditors and reviewing the Company's accounting practices and system of internal accounting controls. This committee, currently consisting of Mr. Mendell, Mr. Andress and Mr. Van Ness, held two meetings during 2001.

     The compensation committee is responsible for recommending and reviewing the compensation, including options and perquisites, of the Company's officers and other employees. This committee, currently consisting of Messrs. Van Ness and Bowes, held three meetings during 2001.

Board Compensation and Related Matters

     Each non-employee director receives a quarterly retainer of $1,000, $1,000 for each meeting of the Board of Directors attended and $500 for each committee meeting attended in person on a date other than on the date of a meeting of the Board of Directors. Additionally, each non-employee director is granted options to purchase 15,000 Common Shares pursuant to the 1992 Directors Share Option Plan (the "Directors Plan") upon initial election to the Board of Directors and is annually granted 7,500 Common Shares pursuant to the Directors Plan upon reelection to the Board of Directors, each at an exercise price per share equal to the closing market price of the Common Shares on the date of grant, which for 2001 was $8.625.

     Directors who are employees of the Company are neither paid any fees or other remuneration nor awarded options or Common Shares of the Company for services as members of the Board of Directors or its committees.

Audit Committee Report

     Each member of the audit committee is "independent" as defined in the listing standards of The Nasdaq Stock Market. The Company's Board of Directors has adopted a written charter for the audit committee.

     In accordance with rules recently established by the Securities and Exchange Commission, the audit committee has prepared the following report for inclusion in this proxy statement:

     As part of its ongoing activities, the audit committee has:

     o met with management periodically to consider the adequacy of the Company's internal controls and the objectivity of its financial reporting, and discussed these matters with the Company's independent auditors and with appropriate Company financial personnel;

     o regularly met privately with the independent auditors, who have unrestricted access to the committee;

     o recommended to the Board of Directors the appointment of the independent auditors and reviewed periodically their performance and independence from management;

     o reviewed the Company's financing plans and reported recommendations to the full Board of Directors for approval and to authorize action;

     o reviewed and discussed with management the Company's audited consolidated financial statements for the fiscal year ended December 31, 2001;

     o discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended; and

     o received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with the independent auditors their independence.

     Based on the review and discussions referred to above, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

                                                  Steven C. Mendell
                                                  James G. Andress
                                                  W. Denman Van Ness


                  ITEM 2 - APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors, on the recommendation of its audit committee, recommends the appointment of Ernst & Young LLP ("Ernst & Young") to serve as the Company's independent auditors for 2002. Ernst & Young has been acting as the Company's independent auditors since fiscal year 1998.

     Audit Fees. The aggregate fees for professional services rendered by Ernst & Young for the audit of the Company's annual financial statements for the 2001 fiscal year and the reviews of the financial statements included in the Company's Form 10-Qs for that fiscal year were $106,000.

     Financial Information Systems Design and Implementation Fees. The Company did not engage Ernst & Young to render services regarding financial information systems design and implementation (as defined in Rule 2-01(c)(4) of Regulation S-X under the Securities Exchange Act of 1934) for the 2001 fiscal year.

     All Other Fees. The aggregate fees billed for services rendered by Ernst & Young, other than the services covered in the two immediately preceding paragraphs of this section, for the 2001 fiscal year were $153,291.

     The audit committee considered whether the provision of the services covered in the three immediately preceding paragraphs of this section is compatible with maintaining Ernst & Young's independence.

     The recommendation to appoint Ernst & Young and the authorization of the Board of Directors to agree to Ernst & Young's fee are being submitted to the shareholders at the annual general meeting. If such appointment is not made, the Board of Directors will consider other auditors for appointment. The Board of Directors recommends a vote "FOR" the appointment of Ernst & Young as the Company's independent auditors for the 2002 fiscal year and the authorization of the Board to agree to Ernst & Young's fee.

     A representative of Ernst & Young is expected to be present at the meeting with an opportunity, if desired, to make a statement and to respond to your questions.

     ITEM 3 - RECEIPT OF AUDITED FINANCIAL STATEMENTS

In accordance with Bermuda company law and practice, the Company's audited financial statements for fiscal year 2001 will be laid before the annual general meeting. No shareholder action is required in connection therewith.

     ITEM 4 - ADDITION OF SHARES TO THE 1998 EMPLOYEE SHARE PURCHASE PLAN

Background

     The 1998 Employee Share Purchase Plan (the "Share Purchase Plan") is designed to give employees of the Company an opportunity to purchase Common Shares through payroll deductions, thereby encouraging employees to share in the economic growth and success of the Company.

     The Board of Directors has adopted, subject to shareholder approval, an amendment to the Share Purchase Plan to increase the number of Common Shares issuable over the term of the plan by 1,000,000 Common Shares to 1,500,000 Common Shares in the aggregate. The proposed amendment will enable the Company to continue to encourage its employees to purchase Common Shares.

     The essential features of the Share Purchase Plan are summarized below. This summary does not purport to be a complete description of the Share Purchase Plan. Copies of actual Share Purchase Plan documents may be obtained by contacting the Secretary of the Company.

Description of the Share Purchase Plan

     Any person who is an employee on a given enrollment date of an offering period, generally the beginning of every calendar quarter (the "Offering Period"), who is scheduled to work at least 20 hours per week on a regular basis is eligible to participate in the Share Purchase Plan. An Offering Period will generally be a 24 month period beginning with the enrollment date. New and concurrent Offering Periods will generally begin every calendar quarter, so that there may be as many as eight Offering Periods at any one time. Common Shares will be purchased for participants in the Share Purchase Plan as of the last day of each Offering Period (i.e., the last day prior to the second anniversary of the beginning of the Offering Period) with the money deducted from their paychecks during the Offering Period. The purchase price per Common Share will be either (i) an amount equal to 85% of the fair market value of a Common Share on the first day of such Offering Period or on the last day of such Offering Period, whichever is lower or (ii) such higher price as may be set by the compensation committee at the beginning of the Offering Period.

     A participant may elect to have payroll deductions made under the Share Purchase Plan for the purchase of Common Shares in an amount for all current Offering Periods not to exceed 20% of the participant's compensation. Compensation for purposes of the Share Purchase Plan means total cash compensation, including regular pay, overtime pay and bonuses, and it also includes pre-tax employee contributions under a Section 401(k) plan or Section 125 plan. Contributions to the Share Purchase Plan will be on an after-tax basis (i.e., such contributions are subject to federal, state and local taxes). A participant may terminate his or her payroll deductions at any time. A participant may elect (not more than once each quarter) to decrease the amount of payroll deductions with respect to one or more current Offering Periods. Increases may be made only by electing to participate in a future Offering Period.

     A share purchase account will be established for each participant in the Share Purchase Plan. Amounts deducted from participants' paychecks will be credited to their accounts with respect to each current Offering Period. No interest will accrue with respect to any amounts credited to the accounts. As of the last day of each Offering Period, the amount credited to a participant's share purchase account with respect to such Offering Period will be used to purchase the largest number of whole Common Shares at the price as determined above. The Common Shares will be purchased directly from the Company. No brokerage or other fees will be charged to participants. Unless approved by the compensation committee, fractional shares will not be purchased, and any payroll deductions which are not sufficient to purchase a whole Common Share will be retained in the participant's account for the next expiring Offering Period. Any other monies in a participant's account will be returned to the participant.

     The maximum number of Common Shares that a participant may purchase during an Offering Period with respect to such Offering Period is 50,000 Common Shares. That maximum will be reduced if, after the purchase, the participant would own Common Shares of the Company (including Common Shares he or she could purchase under any outstanding options) possessing 5% or more of the total voting power or value of all classes of shares of the Company, or if the total fair market value of the Common Shares to be purchased for the participant determined on the first day of the Offering Period would exceed $25,000 for each calendar year during which the Offering Period is in effect. If the aggregate shares purchase accounts to be used for the purchase of Common Shares as of the last day of an Offering Period would purchase more Common Shares than are reserved for purchase and sale under the Share Purchase Plan, the number of Common Shares which would otherwise be purchased for each participant will be reduced proportionately and the remaining account balance of each participant will be distributed to each such participant.

     A participant may withdraw from participation in the Share Purchase Plan at any time during an Offering Period (with respect to one or more Offering Periods) by written notice to the Company. Upon withdrawal, a participant's account balance will be distributed as soon as practicable and no Common Shares with respect to such Offering Period(s) will be purchased. Rights to purchase Common Shares under the Share Purchase Plan are exercisable only by the participant and are not transferable.

     If not sooner terminated automatically because all shares reserved under the Share Purchase Plan have been issued and sold, the Share Purchase Plan will continue in effect until terminated by the Board of Directors. The Board of Directors may amend, suspend, or terminate the Share Purchase Plan at any time, except that certain amendments may be made only with the approval of the shareholders of the Company.

Federal Income Tax Consequences

     The following is a summary of the federal income tax consequences to employees participating in the Share Purchase Plan and to the Company, based upon current provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, and does not address the consequences under any other applicable tax laws. The provisions of the Code, regulations thereunder and related interpretations are complicated and their impact in any one case may depend upon the particular circumstances relating thereto.

     Rights to purchase shares under the Share Purchase Plan are referred to in the Code as "options." A participating employee will not recognize income at the time options are granted to such employee at the commencement of an Offering Period or when the employee exercises such options and purchases Common Shares at the end of an Offering Period. An employee will be taxed on amounts withheld from salary under the Share Purchase Plan as if actually received, and the Company will be entitled to deduct a corresponding amount.

     If an employee does not dispose of the Common Shares purchased pursuant to the Share Purchase Plan until more than two years after the date of grant of the options and one year after the transfer of the Common Shares to the employee, or if the employee dies without having disposed of such Common Shares, such employee must include in gross income as compensation (as ordinary income and not as capital gain) for the taxable year of disposition or death an amount equal to the lesser of (i) the excess of the fair market value of the Common Shares at the time of disposition or death over the amount paid for the Common Shares, or (ii) the excess of the fair market value of the Common Shares at the date of grant of the options over the exercise price. If the amount realized upon such a disposition by way of sale or exchange of the Common Shares exceeds the purchase price plus the amount, if any, included in income as compensation, such excess will be capital gain. If the holding period for the Common Shares is not more than one year, the gain or loss will be short-term capital gain or loss. Short-term capital gain is taxable at the same rates as ordinary income. If the holding period is more than one year, the gain or loss will be long-term capital gain or loss. In general, long-term capital gain is subject to lower maximum federal income tax rates than ordinary income. Currently, the maximum rate for long-term capital gain on assets held for more than eighteen months is generally 20%, and the maximum rate on capital gain on assets held for more than one year but less than eighteen months ("mid-term gain") is 28%.

     The Company will not be entitled to any deduction in respect of options granted under the Share Purchase Plan or Common Shares issued and delivered pursuant to the exercise of such options, if the holding period requirements are met or the employee dies prior to disposing of the Common Shares acquired upon exercise.

     If an employee disposes of the Common Shares within two years from the date of grant of the option or within one year from the date of exercise (an "Early Disposition"), the employee will recognize ordinary income at the time of disposition which will equal the excess, if any, of the fair market value of the Common Shares on the date of exercise over the amount paid for such Common Shares. The Company may be required to withhold taxes related to such ordinary income from other payments due the employee. The Company will generally be entitled to a deduction in an amount equal to such income. The excess, if any, of the amount realized on disposition of such Common Shares over the fair market value of such Common Shares on the date of exercise will be long-term, mid-term or short-term capital gain, depending upon the holding period for the Common Shares. If an employee disposes of such Common Shares for less than his or her basis in the Common Shares, the difference between the amount realized and such basis will be a long-term or short-term capital loss, depending upon the holding period for the Common Shares.

Recommendation

     At the annual general meeting, the Company's shareholders will be asked to approve the proposal to amend the Share Purchase Plan to increase the number of Common Shares issuable over the term of the Share Purchase Plan by 1,000,000 Common Shares to 1,500,000 Common Shares in the aggregate. The Board of Directors believes that approval of the proposed amendment is in the best interests of the Company, its shareholders and its employees because it will continue to encourage employees to share in the economic growth and success of the Company and unanimously recommends a vote "FOR" approval. Approval of the amendment requires the affirmative vote of the holders of a majority of the votes cast at the annual general meeting on the proposal.

                              CERTAIN TRANSACTIONS

     Pursuant to his employment agreement, in 1993 the Company made a loan to Dr. Scannon, its Senior Vice President, Chief Scientific and Medical Officer and a Director, in the initial amount of $290,000. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements." As of April 10, 2002, $117,896.16 of principal and interest on the loan remained outstanding and $302,074.56 in principal and interest payments had been received by the Company.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of ownership and changes in ownership with the SEC and The Nasdaq Stock Market. Such executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of the copies of the forms furnished to the Company and written representations from the Company's executive officers and directors, other than Mr. Margolin who filed a Form 4 late with respect to one transaction, all persons subject to the reporting requirements of Section 16(a) filed the required reports with respect to 2001 on a timely basis.

                                  OTHER MATTERS

     The Board of Directors does not know of any matters to be presented at this annual general meeting other than those set forth in this proxy statement and in the notice accompanying this proxy statement. If other matters should properly come before the meeting, it is intended that the proxy holders will vote on such matters in accordance with their best judgment.

     It is important that your Common Shares be represented at the meeting, regardless of the number of Common Shares which you hold. You are, therefore, urged to promptly execute and return the accompanying proxy in the postage prepaid envelope which has been enclosed for your convenience or vote by telephone or through the Internet.

                              SHAREHOLDER PROPOSALS

     A shareholder who intends to present a proposal at the 2003 meeting of shareholders must submit such proposal by November 30, 2002, to the Company for inclusion in the Company's 2003 proxy statement and proxy card relating to such meeting. The proposal must be mailed to the Company's principal office, at 2910 Seventh Street, Berkeley, California 94710, Attention: Secretary.

                                    By Order of the Board of Directors,



                                    Christopher J. Margolin
                                    Secretary


April 24, 2002
Berkeley, California